Exhibit 4.1
FIRST AMENDMENT TO THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT
     THIS FIRST AMENDMENT TO THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT (this “Amendment”), dated as of August 15, 2007, to the Stockholder Protection Rights Agreement, dated as of July 19, 2000 (the “Rights Agreement”), is between First Charter Corporation, a North Carolina corporation (the “Company”), and Registrar and Transfer Company, as rights agent (the “Rights Agent”). Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement.
     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;
     WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), with Fifth Third Bancorp (“Buyer”) providing for the merger (the “Merger”) of the Company with and into the Buyer, with the Buyer continuing as the surviving corporation;
     WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement, it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement, the execution thereof and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment;
     WHEREAS, (i) Section 5.4 of the Rights Agreement provides that the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights (subject to limited exceptions that do not apply for purposes hereof); (ii) pursuant to Section 5.4 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that the proposed supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with Section 5.4 of the Rights Agreement; and (iii) pursuant to the terms of the Rights Agreement and in accordance with Section 5.4 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Amendments to Rights Agreement.
     (a) The definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:
     “Notwithstanding anything to the contrary contained herein, neither Fifth Third Bancorp (“Buyer”) nor any of its respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” solely by virtue of, or as a result of, (i) the approval, execution, delivery, adoption or performance of the Agreement and Plan of

Merger (as it may be amended from time to time) between Buyer and the Company (the “Merger Agreement”), or the consummation of the Merger (as defined in the Merger Agreement) or any other transactions contemplated thereby (such actions described in this sentence, the “Permitted Events”).”
     (b) The definition of “Expiration Time” in Section 1.1 of the Rights Agreement is amended and restated to read:
     ““Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the consummation of the Merger (as defined in the Merger Agreement) and (iv) the Termination Date.”
     (c) The definition of “Stock Acquisition Date” in Section 1.1 of the Rights Agreement is amended to add the following sentence at the end thereof:
     “Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event or the public announcement thereof.”
     (d) Section 3.1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:
     “Notwithstanding anything in this Agreement to the contrary, a Flip-in Date shall not be deemed to have occurred solely by virtue of, or as the result of, any Permitted Event.”
     2. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
     3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     4. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.
     5. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.
     6. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of North Carolina, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     7. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same document.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

First Charter Corporation

By:	/s/ Robert E. James, Jr.

Name: Robert E. James, Jr. Title: President and Chief Executive Officer

Registrar and Transfer Company, as Rights Agent

By:	/s/ William P. Tatler

Name: William P. Tatler Title: Vice President